Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

PLUG POWER INC. ANNOUNCES CLOSING OF PUBLIC OFFERING

OF COMMON STOCK AND FULL EXERCISE OF OVERALLOTMENT OPTION

Latham, N.Y., September 16, 2013 (GLOBE NEWSWIRE) — Plug Power Inc. (NASDAQ: PLUG), a leader in providing clean, reliable energy solutions, today announced the completion of its previously announced underwritten public offering of 18,600,000 shares of its common stock at $0.54 per share. Plug Power also announced that the underwriter exercised in full its option to purchase an additional 2,790,000 shares of its common stock at $0.54 per share to cover overallotments. The sale of the additional 2,790,000 shares was also completed today. Plug Power’s common stock is traded on the NASDAQ Stock Market under the symbol “PLUG.”

Cowen and Company, LLC acted as the sole underwriter for the offering.

Net proceeds, after underwriting discounts and commissions and other estimated fees and expenses payable by Plug Power, will be approximately $10.5 million, which includes the net proceeds from the sale of the shares pursuant to the overallotment option. Plug Power intends to use the net proceeds of the offering for working capital and other general corporate purposes, including capital expenditures.

The securities described above were offered by Plug Power pursuant to a shelf registration statement on Form S-3 (No. 333-173268) including a base prospectus, previously filed and declared effective by the Securities and Exchange Commission (SEC). A final prospectus supplement related to the offering was filed with the SEC on September 11, 2013 and is available on the SEC’s website located at www.sec.gov. Electronic copies of the final prospectus supplement also may be obtained from Cowen and Company, LLC (c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, Phone: 631-274-2806, Fax: 631-254-7140).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Plug Power Inc.

The architects of modern fuel cell technology, Plug Power is revolutionizing the industry with cost-effective power solutions that increase productivity, lower operating costs and reduce carbon footprints. Long-standing relationships with industry leaders forged the path for Plug Power’s key accounts, including Walmart, Sysco, P&G and Mercedes. With more than 4,000 GenDrive units deployed to material handling customers, accumulating over 12 million hours of runtime, Plug Power manufactures tomorrow’s incumbent power solutions today. Additional information about Plug Power is available at www.plugpower.com.

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Plug Power Inc. Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to Plug Power’s expected use of the net proceeds from the offering. These statements are based on current expectations that are subject to certain assumptions, risks and uncertainties, any of which are difficult to predict, are beyond Plug Power’s control and that may cause Plug Power’s actual results to differ materially from the expectations in Plug Power’s forward-looking statements including statements regarding the risk that we may not have sufficient cash to fund our operations to profitability and that we may be required to seek strategic alternatives, including but not limited to a potential business combination or a sale of the company, or reduce and/or cease our operations, other risks and uncertainties related to satisfaction of the closing conditions of the offering, the estimated proceeds from the offering and the anticipated use of proceeds from the offering, the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; the cost and timing of developing Plug Power’s products and its ability to raise the necessary capital to fund such development costs; the ability to achieve the forecasted gross margin on the sale of Plug Power’s products; the actual net cash used for operating expenses may exceed the projected net cash for operating expenses; the cost and availability of fuel and fueling infrastructures for Plug Power’s products; market acceptance of Plug Power’s GenDrive system; Plug Power’s ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for Plug Power’s products; Plug Power’s ability to develop commercially viable products; Plug Power’s ability to reduce product and manufacturing costs; Plug Power’s ability to successfully expand its product lines; Plug Power’s ability to improve system reliability for GenDrive; competitive factors, such as price competition and competition from other traditional and alternative energy companies; Plug Power’s ability to manufacture products on a large-scale commercial basis; Plug Power’s ability to protect its intellectual property; the cost of complying with current and future governmental regulations; and other risks and uncertainties discussed in the reports Plug Power files from time to time with the SEC. Plug Power does not intend to, and undertakes no duty to update any forward-looking statements as a result of new information or future events.

Media & Investor Relations Contact:

Teal Vivacqua

Plug Power Inc.

Phone: (518) 738-0269

media@plugpower.com

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